EXHIBIT 99

                          IMMEDIATE RELEASE

INVESTOR CONTACT:                                     MEDIA CONTACT:
Pamela Catlett                                        Alan Marks
503.671.4589                                          503.671.2673

          NIKE, Inc. Announces Unfavorable Arbitration Ruling of Approximately $52.5 Million Involving Converse Subsidiary

BEAVERTON, Ore. (May 16, 2006) - NIKE, Inc. (NYSE:NKE) today announced an arbitration ruling arising from a contract dispute between the Company's Converse subsidiary and Alon International, S.A., a former licensee for Converse in Brazil, Argentina, Paraguay and Uruguay. The arbitrator awarded Alon $52.5 million in damages, plus legal fees, less some amounts previously paid to Alon. This potential liability had not been accrued by Nike, and will likely result in a charge to earnings for the Company's fiscal 2006 fourth quarter ending May 31, 2006.

"We disagree with the ruling and will exercise our legal right to challenge both the award and the amount of damages," said Nike, Inc. General Counsel Jim Carter.

Standard confidentiality provisions in the arbitration rules forbid the Company from commenting on the substance of the ruling.

The actual amount of the fourth quarter charge will be decided by the arbitrator's final determination of attorney's fees, as well as Nike's assessment of the likely outcome of any further proceedings. Nike expects to report its fourth quarter and fiscal 2006 year-end earnings near the end of June 2006; the Company has not yet announced the exact date.


About NIKE, Inc.
NIKE, Inc. based near Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey, Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.